------
FORM 4
------
|_| Check this box if no longer
    subject to Section 16. Form 4 or
    Form 5 obligations may continue.
    See Instruction 1(b).


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

                                                    OMB APPROVAL
                                     ------------------------------------------
                                     OMB Number:                      3235-0287
                                     Expires:                  February 1, 1994
                                     Estimated average burden
                                     hours per response.....................0.5
                                     ------------------------------------------

------------------------------------------------
1. Name and Address of Reporting Person*

   Spector     Paul
------------------------------------------------
  (Last)      (First)           (Middle)

   718 Dickens Avenue
------------------------------------------------
               (Street)

   Franklin Square, New York      11010
------------------------------------------------
   (City)        (State)          (Zip)
------------------------------------------------

2. Issuer Name and Ticker or Trading Symbol

         ARIS INDUSTRIES, INC. (AISI)
------------------------------------------------

3.  I.R.S. of Social Security Number of
    Reporting Person (Voluntary)
------------------------------------------------

4. Statement for Month/Year
              March 1999
------------------------------------------------

5.  If Amendment, Date of Original
             (Month/Year)
------------------------------------------------

6. Relationship of Reporting Person to Issuer
        (Check all applicable)
  ___ Director           ____ 10% Owner
  _X_ Officer (give      ____ Other (specify
      title below)                    below)

         Vice-President and Secretary
         ----------------------------
------------------------------------------------

7. Individual or Joint/Group Filing
       (Check Applicable)

   _X_ Form filed by One Reporting Person
   ___ Form filed by More than One Reporting Person

=====================================================================================================================
               TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
---------------------------------------------------------------------------------------------------------------------

1. Title of Security    2. Transaction    3. Transaction     4. Securities Acquired (A)    5. Amount of
   (Instr. 3)              Date              Code               or Disposed of (D)            Securities
                           (Month/Day/       (Instr. 8)          (Instr. 3, 4 and 5)          Beneficially
                           Year)          --------------    --------------------------        Owned at
                                          |       |   |             |  (A) or |               End of Month
                                          | Code  | V |     Amount  |  (D)    | Price         (Instr. 3 and 4)
---------------------------------------------------------------------------------------------------------------------
                                                                                                  15,000
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
6. Ownership Form:    7. Nature of Indirect
   Direct (D) or         Beneficial Ownership
   Indirect (I)          (Instr. 4)
   (Instr. 4)
--------------------------------------------------------------------------------
                                D
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Print or Type Responses)                                               (Over)
                                                                 SEC 1474 (3-91)


FORM 4 - (continued)

               TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                      (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Conver-    3. Trans-    4. Trans-    5. Number of Deriv-    6. Date Exer-    7. Title and amount
   (Instr. 3)                       sion or       action       action       ative Securities       cisable and      of Underlying
                                    Exercise      Date         Code         Acquired (A) or        Expiration       Securities
                                    Price of      (Month/     (Instr. 8)    Disposed of (D)        Date (Month/     (Instr. 3 and 4)
                                    Derivative     Day/                     (Instr. 3, 4 and 5)    Day/Year)
                                    Security       Year)    ------------   --------------------   --------------   ---------------
                                                            |      |   |           |              Date     Expira-
                                                            |      |   |           |              Exer-    ation
                                                            | Code | V |      (A)  |  (D)         cisable  Date     Title   Amount
------------------------------------------------------------------------------------------------------------------------------------
 Options to Purchase Under
 1993 Stock Option Plan             $0.10        3/5/99        X             5,000              3/28/05(1) 8/28/07  Common   15,000
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative Security     8. Price of     9. Number of     10. Ownership     11. Nature of
    (Instr. 3)                          Derivative      Derivative        Form of           Indirect
                                        Security        Securities        Derivative        Beneficial
                                        (Instr. 5)      Beneficially      Security:         Ownership
                                                        Owned at End      Direct (D)        (Instr. 4)
                                                        of Month          or Indirect
                                                        (Instr. 4)        (I) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Options to Purchase Under
1993 Stock Option Plan                    N/A              65,000              D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

EXPLANATION OF RESPONSES:

(1) Earlier vesting and exercisable, due to acceleration by change of control on February 26, 1999.


              -------------------------------------            ---------------
              **Signature of Reporting Person                       Date


 ** Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

                                                                          Page 2
                                                                 SEC 1474 (3-91)

------
FORM 4
------
|_| Check box if no longer
    subject to Section 16. Form 4 and
    Form 5 obligations may continue.
    See Instruction 1(b).


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

                                                    OMB APPROVAL
                                     ------------------------------------------
                                     OMB Number:                      3235-0287
                                     Expires:                  February 1, 1994
                                     Estimated average burden
                                     hours per response.....................0.5
                                     ------------------------------------------


------------------------------------------------
1. Name and Address of Reporting Person

    Capute     Vincent
------------------------------------------------
  (Last)      (First)           (Middle)

   33 Kingsley Road
------------------------------------------------
               (Street)

   Kendall Park,   NJ      08824
------------------------------------------------
   (City)        (State)          (Zip)
------------------------------------------------

2. Issuer Name and Ticker or Trading Symbol

         ARIS INDUSTRIES, INC. (AISI)
------------------------------------------------

3.  I.R.S. of Social Security Number of
    Reporting Person (Voluntary)
------------------------------------------------

4. Statement for Month/Year
              March 1999
------------------------------------------------

5.  If Amendment, Date of Original
             (Month/Year)
------------------------------------------------

6. Relationship of Reporting Person to Issuer
        (Check all applicable)
  ___ Director           ____ 10% Owner
  _X_ Officer (give      ____ Other (specify
      title below)                    below)

         Vice President
         ----------------------------
------------------------------------------------

7. Individual or Joint/Group Filing
       (Check Applicable)

   _X_ Form filed by One Reporting Person
   ___ Form filed by More than One Reporting Person

=====================================================================================================================
               TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
---------------------------------------------------------------------------------------------------------------------

1. Title of Security    2. Transaction    3. Transaction     4. Securities Acquired (A)    5. Amount of
   (Instr. 3)              Date              Code               or Disposed of (D)            Securities
                           (Month/Day/       (Instr. 8)          (Instr. 3, 4 and 5)          Beneficially
                           Year)          --------------    --------------------------        Owned at
                                          |       |   |             |  (A) or |               End of Month
                                          | Code  | V |     Amount  |  (D)    | Price         (Instr. 3 and 4)
---------------------------------------------------------------------------------------------------------------------
                                                                                                  3,332
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1. Title of Security    6. Ownership Form:    7. Nature of Indirect
   (Instr. 3)              Direct (D) or         Beneficial Ownership
                           Indirect (I)          (Instr. 4)
                           (Instr. 4)
--------------------------------------------------------------------------------
                                D
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Print or Type Responses)                                               (Over)
                                                                 SEC 1474 (3-91)


FORM 4 - (continued)

               TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                      (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Conver-    3. Trans-    4. Trans-    5. Number of Deriv-    6. Date Exer-    7. Title and amount
   (Instr. 3)                       sion or       action       action       ative Securities       cisable and      of Underlying
                                    Exercise      Date         Code         Acquired (A) or        Expiration       Securities
                                    Price of      (Month/     (Instr. 8)    Disposed of (D)        Date (Month/     (Instr. 3 and 4)
                                    Derivative     Day/                     (Instr. 3, 4 and 5)    Day/Year)
                                    Security       Year)    ------------   --------------------   --------------   ---------------
                                                            |      |   |           |              Date     Expira-
                                                            |      |   |           |              Exer-    ation
                                                            | Code | V |      (A)  |  (D)         cisable  Date     Title   Amount
------------------------------------------------------------------------------------------------------------------------------------
 Options to Purchase Under
 1993 Stock Option Plan             $0.10        3/5/99        X             1,666              3/28/05(1) 8/28/07  Common   3,332
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative Security     8. Price of     9. Number of     10. Ownership     11. Nature of
    (Instr. 3)                          Derivative      Derivative        Form of           Indirect
                                        Security        Securities        Derivative        Beneficial
                                        (Instr. 5)      Beneficially      Security:         Ownership
                                                        Owned at End      Direct (D)        (Instr. 4)
                                                        of Month          or Indirect
                                                        (Instr. 4)        (I) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Options to Purchase Under
1993 Stock Option Plan                    N/A              3,332              D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

EXPLANATION OF RESPONSES:

(1) Earlier vesting and exercisable due to acceleration by change of control on February 26, 1999.


              -------------------------------------            ---------------
              **Signature of Reporting Person                       Date


 ** Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

                                                                          Page 2
                                                                 SEC 1474 (3-91)

------
FORM 4
------
|_| Check this box if no longer
    subject to Section 16. Form 4 or
    Form 5 obligations may continue.
    See Instruction 1(b).


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

                                                    OMB APPROVAL
                                     ------------------------------------------
                                     OMB Number:                      3235-0287
                                     Expires:                  February 1, 1994
                                     Estimated average burden
                                     hours per response.....................0.5
                                     ------------------------------------------

------------------------------------------------
1. Name and Address of Reporting Person

   Ramat       Charles
------------------------------------------------
  (Last)      (First)           (Middle)

   1185 Park Avenue, No. 11A
------------------------------------------------
               (Street)

   New York, NY      10128
------------------------------------------------
   (City)        (State)          (Zip)
------------------------------------------------

2. Issuer Name and Ticker or Trading Symbol

         ARIS INDUSTRIES, INC. (AISI)
------------------------------------------------

3.  I.R.S. or Social Security Number of
    Reporting Person (Voluntary)
------------------------------------------------

4. Statement for Month/Year
              March 1999
------------------------------------------------

5.  If Amendment, Date of Original
             (Month/Year)
------------------------------------------------

6. Relationship of Reporting Person(s) to Issuer
        (Check all applicable)
  ___ Director           ____ 10% Owner
  _X_ Officer (give      ____ Other (specify
      title below)                    below)

         Former Chairman and Chief
         Executive Officer
         ----------------------------
------------------------------------------------

7. Individual or Joint/Group Filing
       (Check Applicable)

   _X_ Form filed by One Reporting Person
   ___ Form filed by More than One Reporting Person

=====================================================================================================================
               TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
---------------------------------------------------------------------------------------------------------------------

1. Title of Security    2. Transaction    3. Transaction     4. Securities Acquired (A)    5. Amount of
   (Instr. 3)              Date              Code               or Disposed of (D)            Securities
                           (Month/Day/       (Instr. 8)          (Instr. 3, 4 and 5)          Beneficially
                           Year)          --------------    --------------------------        Owned at
                                          |       |   |             |  (A) or |               End of Month
                                          | Code  | V |     Amount  |  (D)    | Price         (Instr. 3 and 4)
---------------------------------------------------------------------------------------------------------------------
                                                                                                  738,271
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1. Title of Security    6. Ownership Form:    7. Nature of Indirect
   (Instr. 3)              Direct (D) or         Beneficial Ownership
                           Indirect (I)          (Instr. 4)
                           (Instr. 4)
--------------------------------------------------------------------------------
                                D
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Print or Type Responses)                                               (Over)
                                                                 SEC 1474 (3-91)


FORM 4 - (continued)

               TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                      (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Conver-    3. Trans-    4. Trans-    5. Number of Deriv-    6. Date Exer-    7. Title and Amount
   (Instr. 3)                       sion or       action       action       ative Securities       cisable and      of Underlying
                                    Exercise      Date         Code         Acquired (A) or        Expiration       Securities
                                    Price of      (Month/     (Instr. 8)    Disposed of (D)        Date (Month/     (Instr. 3 and 4)
                                    Derivative     Day/                     (Instr. 3, 4 and 5)    Day/Year)
                                    Security       Year)    ------------   --------------------   --------------   ---------------
                                                            |      |   |           |              Date     Expira-
                                                            |      |   |           |              Exer-    ation
                                                            | Code | V |      (A)  |  (D)         cisable  Date     Title   Amount
------------------------------------------------------------------------------------------------------------------------------------
 Options to Purchase Under
 1993 Stock Option Plan             $0.10        3/5/99        X             101,666            3/28/05(1) 8/28/07  Common   738,271
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative Security     8. Price of     9. Number of     10. Ownership     11. Nature of
    (Instr. 3)                          Derivative      Derivative        Form of           Indirect
                                        Security        Securities        Derivative        Beneficial
                                        (Instr. 5)      Beneficially      Security:         Ownership
                                                        Owned at End      Direct (D)        (Instr. 4)
                                                        of Month          or Indirect
                                                        (Instr. 4)        (I) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Options to Purchase Under
1993 Stock Option Plan                    N/A           2,150,000              D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

EXPLANATION OF RESPONSES:

(1) Earlier vesting and exercisable due to acceleration by change of control on February 26, 1999.

              /s/ PAUL SPECTOR                                      4/12/99
              -------------------------------------            ---------------
                  Paul Spector
              **Signature of Reporting Person                       Date


 ** Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

                                                                          Page:
                                                                 SEC 1474 (3-91)